Brooklyn Federal Bancorp, Inc.
                                  News Release

May 22, 2007
For immediate release
Contact: Angelo J. Di Lorenzo, President & CEO, 718-855-8500

                          Brooklyn Federal Savings Bank
                       To Open Branch in Commack, New York

BROOKLYN, NEW YORK - Brooklyn Federal Bancorp, Inc., (NASDAQ: BFSB), the parent company of Brooklyn Federal Savings Bank, announced today that the bank is planning to open a full-service branch office at 1174 Jericho Turnpike, Commack, New York. The branch is anticipated to open in October 2007.

     "We are excited to expand our existing franchise as we continue to implement our business plan," said President and Chief Executive Officer Angelo
J. Di Lorenzo. "Customers will be able to conduct all of their banking business, from opening new accounts to applying for loans, at our new location. The branch will bring the total number of Brooklyn Federal Savings Bank offices to five."

     Brooklyn Federal Savings Bank, originally chartered in 1887, is a $396 million federally chartered FDIC insured stock savings bank. The Bank offers a wide range of financial services through its four banking offices, two located in Brooklyn, one each in Nassau and Suffolk Counties, New York. For more information about Brooklyn Federal Savings Bank, call (718) 855-8500 or visit our website at www.brooklynbank.com
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This press release may contain certain "forward-looking statements" which may be
identified  by  the  use  of  such  words  as  "believe",   "expect",  "intend",
"anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.